Exhibit (s)

Calculation of Filing Fee Narrative

Form N-2
(Form Type)

Pomona Investment Fund
(Exact Name of Registrant as Specified in its Charter)

On July 1, 2025, Pomona Investment Fund (the “Fund”) registered shares of beneficial interest with a maximum aggregate offering price of $1,500,000,000 on the Fund’s registration statement on Form N-2 (the “Registration Statement”) (File Nos. 333-286942; 811-22990). Filing fees of $153,100 were paid in connection with the filing of the Registration Statement. No additional fees are required in connection with this filing.